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                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                 SCHEDULE 13G

                   Under the Securities Exchange Act of 1934
                              (Amendment No.   )*

                        CollaGenex Pharmaceuticals, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                          Common Stock, par value $0.01
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    19419B100
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                February 4, 2005
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

          [_] Rule 13d-1(b)

          [X] Rule 13d-1(c)

          [_] Rule 13d-1(d)


* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 19419B100                       13G                 Page 2 of 10 Pages


--------------------------------------------------------------------------------
1.   Name of Reporting Persons.
     I.R.S. Identification Nos. of above persons (entities only).

EGI-Fund (02-04) Investors, L.L.C.   FEIN:  40-0002819
--------------------------------------------------------------------------------
2.   Check the Appropriate Box If a Member of a Group (See Instructions)
     (a)  [X]
     (b)  [_]
--------------------------------------------------------------------------------
3.   SEC Use Only

--------------------------------------------------------------------------------
4.   Citizenship or Place of Organization
Delaware
--------------------------------------------------------------------------------
               5.   Sole Voting Power
  NUMBER OF                0
   SHARES      _________________________________________________________________
BENEFICIALLY   6.   Shared Voting Power
 OWNED BY                  418,500
    EACH       _________________________________________________________________
  REPORTING    7.   Sole Dispositive Power
   PERSON                  0
    WITH       _________________________________________________________________
               8.   Shared Dispositive Power
                           418,500
--------------------------------------------------------------------------------
9.   Aggregate Amount Beneficially Owned by Each Reporting Person
418,500
--------------------------------------------------------------------------------
10. Check Box If the Aggregate Amount in Row 9 Excludes Certain Shares (See Instructions) [_]
--------------------------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row 9
2.9% (1)
--------------------------------------------------------------------------------
12.  Type of Reporting Person (See Instructions)
OO
--------------------------------------------------------------------------------

(1) Calculated based upon 14,385,377 shares of Common Stock outstanding as of November 1, 2004, as reported by the Issuer on its Form 10-Q for the period ending September 30, 2004.

CUSIP No. 19419B100                       13G                 Page 3 of 10 Pages


--------------------------------------------------------------------------------
1.   Name of Reporting Persons.
     I.R.S. Identification Nos. of above persons (entities only).

EGI-Fund (05-07) Investors, L.L.C.   FEIN:  20-2062590
--------------------------------------------------------------------------------
2.   Check the Appropriate Box If a Member of a Group (See Instructions)
     (a)  [X]
     (b)  [_]
--------------------------------------------------------------------------------
3.   SEC Use Only

--------------------------------------------------------------------------------
4.   Citizenship or Place of Organization
Delaware
--------------------------------------------------------------------------------
               5.   Sole Voting Power
  NUMBER OF                0
   SHARES      _________________________________________________________________
BENEFICIALLY   6.   Shared Voting Power
 OWNED BY                  631,500
    EACH       _________________________________________________________________
  REPORTING    7.   Sole Dispositive Power
   PERSON                  0
    WITH       _________________________________________________________________
               8.   Shared Dispositive Power
                           631,500
--------------------------------------------------------------------------------
9.   Aggregate Amount Beneficially Owned by Each Reporting Person
631,500
--------------------------------------------------------------------------------
10. Check Box If the Aggregate Amount in Row 9 Excludes Certain Shares (See Instructions) [_]
--------------------------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row 9
4.4% (1)
--------------------------------------------------------------------------------
12.  Type of Reporting Person (See Instructions)
OO
--------------------------------------------------------------------------------

(1) Calculated based upon 14,385,377 shares of Common Stock outstanding as of November 1, 2004, as reported by the Issuer on its Form 10-Q for the period ending September 30, 2004.

CUSIP No. 19419B100                       13G                 Page 4 of 10 Pages

--------------------------------------------------------------------------------
1.   Name of Reporting Persons.
     I.R.S. Identification Nos. of above persons (entities only).

EGI-Managing Member (02-04), L.L.C.   FEIN:  40-0002816
--------------------------------------------------------------------------------
2.   Check the Appropriate Box If a Member of a Group (See Instructions)
     (a)  [X]
     (b)  [_]
--------------------------------------------------------------------------------
3.   SEC Use Only

--------------------------------------------------------------------------------
4.   Citizenship or Place of Organization
Delaware
--------------------------------------------------------------------------------
               5.   Sole Voting Power
  NUMBER OF                0
   SHARES      _________________________________________________________________
BENEFICIALLY   6.   Shared Voting Power
 OWNED BY                  418,500
    EACH       _________________________________________________________________
  REPORTING    7.   Sole Dispositive Power
   PERSON                  0
    WITH       _________________________________________________________________
               8.   Shared Dispositive Power
                           418,500
--------------------------------------------------------------------------------
9.   Aggregate Amount Beneficially Owned by Each Reporting Person
418,500
--------------------------------------------------------------------------------
10. Check Box If the Aggregate Amount in Row 9 Excludes Certain Shares (See Instructions) [_]
--------------------------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row 9
2.9% (1)
--------------------------------------------------------------------------------
12.  Type of Reporting Person (See Instructions)
OO
--------------------------------------------------------------------------------

(1) Calculated based upon 14,385,377 shares of Common Stock outstanding as of November 1, 2004, as reported by the Issuer on its Form 10-Q for the period ending September 30, 2004.

CUSIP No. 19419B100                       13G                 Page 5 of 10 Pages

--------------------------------------------------------------------------------
1.   Name of Reporting Persons.
     I.R.S. Identification Nos. of above persons (entities only).

SZ Investments, L.L.C.   FEIN:  36-4150443
--------------------------------------------------------------------------------
2.   Check the Appropriate Box If a Member of a Group (See Instructions)
     (a)  [X]
     (b)  [_]
--------------------------------------------------------------------------------
3.   SEC Use Only

--------------------------------------------------------------------------------
4.   Citizenship or Place of Organization
Delaware
--------------------------------------------------------------------------------
               5.   Sole Voting Power
  NUMBER OF                0
   SHARES      _________________________________________________________________
BENEFICIALLY   6.   Shared Voting Power
 OWNED BY                  1,050,000
    EACH       _________________________________________________________________
  REPORTING    7.   Sole Dispositive Power
   PERSON                  0
    WITH       _________________________________________________________________
               8.   Shared Dispositive Power
                           1,050,000
--------------------------------------------------------------------------------
9.   Aggregate Amount Beneficially Owned by Each Reporting Person
1,050,000
--------------------------------------------------------------------------------
10. Check Box If the Aggregate Amount in Row 9 Excludes Certain Shares (See Instructions) [_]
--------------------------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row 9
7.3% (1)
--------------------------------------------------------------------------------
12.  Type of Reporting Person (See Instructions)
00
--------------------------------------------------------------------------------

(1) Calculated based upon 14,385,377 shares of Common Stock outstanding as of November 1, 2004, as reported by the Issuer on its Form 10-Q for the period ending September 30, 2004.

CUSIP No. 19419B100                       13G                 Page 6 of 10 Pages

--------------------------------------------------------------------------------
1.   Name of Reporting Persons.
     I.R.S. Identification Nos. of above persons (entities only).

Chai Trust Company, L.L.C.   FEIN: 36-6934216
--------------------------------------------------------------------------------
2.   Check the Appropriate Box If a Member of a Group (See Instructions)
     (a)  [X]
     (b)  [_]
--------------------------------------------------------------------------------
3.   SEC Use Only

--------------------------------------------------------------------------------
4.   Citizenship or Place of Organization
Illinois
--------------------------------------------------------------------------------
               5.   Sole Voting Power
  NUMBER OF                0
   SHARES      _________________________________________________________________
BENEFICIALLY   6.   Shared Voting Power
 OWNED BY                  1,050,000
    EACH       _________________________________________________________________
  REPORTING    7.   Sole Dispositive Power
   PERSON                  0
    WITH       _________________________________________________________________
               8.   Shared Dispositive Power
                           1,050,000
--------------------------------------------------------------------------------
9.   Aggregate Amount Beneficially Owned by Each Reporting Person
1,050,000
--------------------------------------------------------------------------------
10. Check Box If the Aggregate Amount in Row 9 Excludes Certain Shares (See Instructions) [_]
--------------------------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row (11)
7.3% (1)
--------------------------------------------------------------------------------
12.  Type of Reporting Person (See Instructions)
00
--------------------------------------------------------------------------------

(1) Calculated based upon 14,385,377 shares of Common Stock outstanding as of November 1, 2004, as reported by the Issuer on its Form 10-Q for the period ending September 30, 2004.

CUSIP No. 19419B100                       13G                 Page 7 of 10 Pages

--------------------------------------------------------------------------------
Item 1(a).  Name of Issuer:

CollaGenex Pharmaceuticals, Inc.
--------------------------------------------------------------------------------
Item 1(b).  Address of Issuer's Principal Executive Offices:

41 University Drive, Newtown, Pennsylvania 18940
--------------------------------------------------------------------------------
Item 2(a).  Names of Persons Filing:

This Schedule 13G is being filed by the following entities:

EGI-Fund (02-04) Investors, L.L.C., a Delaware limited liability company EGI-Fund (05-07) Investors, L.L.C., a Delaware limited liability company EGI-Managing Member (02-04), L.L.C., a Delaware limited liability company
SZ Investments, L.L.C., a Delaware limited liability company
Chai Trust Company, L.L.C., an Illinois limited liability company
--------------------------------------------------------------------------------
Item 2(b).  Address of Principal Business Offices, or if None, Residences:

The address for each of the Reporting Persons is:

Two North Riverside Plaza, Suite 600, Chicago, Illinois 60606
--------------------------------------------------------------------------------
Item 2(c).  Citizenship:

EGI-Fund (02-04) Investors, L.L.C. -- Delaware
EGI-Fund (05-07) Investors, L.L.C. -- Delaware
EGI-Managing Member (02-04), L.L.C. -- Delaware
SZ Investments, L.L.C. -- Delaware
Chai Trust Company, L.L.C. -- Illinois
--------------------------------------------------------------------------------
Item 2(d).  Title of Class of Securities:

Common Stock, par value $0.01 per share
--------------------------------------------------------------------------------
Item 2(e).  CUSIP Number:

19419B100
--------------------------------------------------------------------------------

CUSIP No. 19419B100                       13G                 Page 8 of 10 Pages

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d(1)(b) OR 13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

     (a)       [_] Broker or dealer registered under Section 15 of the Act

     (b)       [_] Bank as defined in Section 3(a)(6) of the Act

     (c)       [_] Insurance company as defined in Section 3(a)(19) of the Act

     (d) [_] Investment company registered under Section 8 of the Investment Company Act of 1940

     (e)       [_] An investment adviser in accordance with Rule
               13d-1(b)(1)(ii)(E)

     (f) [_] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F)

     (g) [_] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G)

     (h) [_] A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act

     (i) [_] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940

(j) [_] Group, in accordance with Rule 13d-1(b)(1)(ii)(J)

Not applicable.

CUSIP No. 19419B100                       13G                 Page 9 of 10 Pages

ITEM 4. OWNERSHIP.

To the best knowledge of each of the Reporting Persons, there were 14,385,377 shares of Common Stock outstanding as of November 1, 2004, as reported by the Issuer on its Form 10-Q for the period ending September 30, 2004.

Fund 02-04 and Managing Member share beneficial ownership of, the power to vote or to direct the vote of, and the power to dispose or direct the disposition of, 418,500 shares of Common Stock, representing 2.9% of the Issuer's issued and outstanding Common Stock. Fund 05-07 shares beneficial ownership of, the power to vote or to direct the vote of, and the power to dispose or direct the disposition of, 631,500 shares of Common Stock, representing 4.4% of the Issuer's issued and outstanding Common Stock. SZ Investments and Chai Trust share beneficial ownership of, the power to vote or to direct the vote of, and the power to dispose or direct the disposition of, the 1,050,000 shares of Common Stock held by Fund 02-04 and Fund 05-07, representing 7.3% of the Issuer's issued and outstanding Common Stock.

ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

Not applicable.

ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

Not applicable.

ITEM 9. NOTICE OF DISSOLUTION OF GROUP

Not applicable.

ITEM 10. CERTIFICATION

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

CUSIP No. 19419B100                       13G                Page 10 of 10 Pages

                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

DATED: February 4, 2005


EGI-FUND (02-04) INVESTORS, L.L.C.
EGI-FUND (05-07) INVESTORS, L.L.C.
EGI-MANAGING MEMBER (02-04), L.L.C.
SZ INVESTMENTS, L.L.C.

Each by: /s/ DONALD J. LIEBENTRITT
-------------------------------------
Name: Donald J. Liebentritt
Title: Vice President

CHAI TRUST COMPANY, L.L.C.

By: /s/ DONALD J. LIEBENTRITT
-------------------------------------
Name: Donald J. Liebentritt
Title: President


The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See ss.240.13G-7(b) for other parties for whom copies are to be sent.

Attention. Intentional misstatements or omissions of fact constitute federal criminal violations (See 18 U.S.C. 1001).